Exhibit 10.1

4553 Glencoe Avenue, Suite 300

Los Angeles, CA 90292

Dated August 25, 2016

Effective August 24, 2016

Tom Severson

c/o Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Los Angeles, CA 90292

Re: Employment Agreement

Dear Tom:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you the following promotion within the Company, on the following terms:

1.          Position. Your initial title will be EVP, Chief Financial Officer, and you will report to the Chief Executive Officer of the Company. By signing this letter agreement (this “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. During the Employment Period (as defined below), you shall (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, as they may be assigned from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”), and (ii) perform such duties in a faithful, effective and efficient manner to the best of your abilities. You agree to perform your duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives, and shall at all times carry out such policies, practices and restrictions. Upon the commencement of your employment, your duties and responsibilities shall initially be those duties and responsibilities set forth on Attachment A to this Agreement.

2.          Location. Your employment with the Company in the foregoing position is contingent on your relocation of your permanent residence to the Los Angeles, California area no later than January 31, 2017. You shall initially perform your duties in this position primarily at the Company’s headquarters in Los Angeles, California, and shall travel to such other places in the United States and abroad as needed from time to time.

3.          Period of Employment. Subject to the terms and conditions of this Agreement, your employment with the Company in this new position will commence on August 24, 2016 (the “Commencement Date”) and continue until you resign from your employment with the Company or your employment with the Company is terminated (the “Employment Period”).

4.          Confidentiality Agreement. As a condition of your employment with the Company in this position, concurrently with this Agreement, you are required to enter into the Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation (the “Confidentiality Agreement”), a copy of which is attached hereto as Attachment B.

5.          Outside Activities. While you render services to the Company, you agree that you will not engage in any other directorships, employment, consulting or other business activity without the Company’s prior written consent. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

6.          Cash Compensation. The Company will pay you a starting base salary in this new position at the rate of $350,000 per year (“Base Salary”), less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule. You and the Company acknowledge and agree that a portion of your Base Salary shall constitute consideration for your compliance with the restrictions and covenants set forth in the Confidentiality Agreement. In addition to the foregoing Base Salary, subject to the achievement of individual and Company performance objectives to be established by the Chief Executive Officer of the Company and the Compensation Committee of the Board (the “Committee”) you will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time) with an initial target of 75% of your Base Salary (the “Annual Bonus”); provided, that final determination of achievement of performance objectives and eligibility for and payment of all performance bonuses shall be in the sole discretion of the Committee. Any earned Annual Bonus shall be paid to you in the calendar year following the calendar year in which the Annual Bonus was earned (with the actual date within such period determined by the Company in its sole discretion). If you are not employed (for any reason) on the payment date of your Annual Bonus, then you will not be entitled to any portion of it. For the avoidance of doubt, your Annual Bonus for the 2016 performance year will be pro-rated based on the number of days elapsed during the 2016 performance period after your Commencement Date.

7.          Equity Incentives. Subject to the approval of the Committee, on or after the Commencement Date, you will be granted (i) a non-qualified stock option to purchase 200,000 shares of the Company’s common stock (the “Option Award”) and (ii) an award of 80,000 restricted stock units (the “Stock Award”). The exercise price per share of your Option Award will be equal to the fair market value per share on the date the Option Award is granted. Both the Option Award and the Stock Award will be subject to the terms and conditions applicable to such awards granted under the Company’s 2013 Equity Incentive Plan (as it may be amended from time to time, the “Plan”) and the Company’s form of award agreement then applicable to such awards. With respect to your Option Award, 25% of the Option Award will vest on the first (1st) anniversary of the Option Award grant date and the balance will vest in equal monthly installments over the following 36 months, subject to your continuous service with the Company through the applicable vesting date (except as otherwise provided in Section 12) and the terms and conditions of the Plan and the applicable award agreement. Your Stock Award will vest in four (4) equal installments on the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the Stock Award grant date, subject to your continuous service with the Company through each applicable vesting date (except as otherwise provided in Section 12) and the additional terms and conditions of the Plan and the applicable award agreement. You should not expect to receive any additional equity grant(s) in connection with your employment until after the third anniversary of your Commencement Date, unless the Committee otherwise determines.

8.          Employee Benefits. You will be entitled to participate in customary employee benefit plans and programs made generally available by the Company to its senior management employees. Details of these benefits will be provided to you under separate cover. At present, the Company offers medical, dental, vision, and 401(k) plans. You will also be entitled to participate in the Company’s paid time off policy. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time in accordance with the terms thereof and applicable law.

9.          Relocation Expenses. The Company will reimburse you for rental expenses for temporary housing in the Los Angeles, California area until the earlier of (i) the date that is six (6) months following the Commencement Date, or (ii) the date on which you establish a permanent residence in Los Angeles, California. In addition, the Company shall provide you with a relocation allowance of up to $25,000 (in accordance with the Company’s customary relocation policies) in connection with the relocation of your permanent residence to Los Angeles, California.

10.         Expense Reimbursement. The Company will reimburse you for all business travel expenses and other out-of-pocket expenses reasonably incurred by you in the performance of your services hereunder in accordance with the Company’s expense reimbursement policies, as they may be in effect from time to time.

11.         Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Your employment and this Agreement shall automatically terminate upon your death or mental or physical disability (considering reasonable accommodation) or incapacity (as determined by a physician selected by the Company in its good faith judgment).

12.         Termination of Employment; Severance Pay. Upon the termination of your employment for any reason, the Company shall have no further obligation to make or provide to you, and you shall have no further right to receive or obtain from the Company, any payments or benefits, and any unvested portion of your Option Award and Stock Award shall be automatically and immediately forfeited (for no consideration) as of the effective date of your termination of employment (the “Separation Date”), except as follows:

(a)          Within thirty (30) days following the Separation Date, the Company shall pay to you (i) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused paid time off payable in accordance with the Company’s paid time off policy then in effect or applicable law) on or before the Separation Date and (ii) any reimbursement due to you pursuant to Section 10 for expenses incurred on or before the Separation Date.

(b)          If your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below) during the Employment Period, then, in addition to the amounts payable under Section 12(a), subject to your execution and delivery, and non-revocation, of the general release described in Section 12(f) below within twenty-one (21) days of your Separation Date (the “General Release”) and your continued compliance with the terms of this Agreement and the Confidentiality Agreement, you will be entitled to (i) continued payment of your Base Salary (as in effect on the Separation Date) for a period of twelve (12) months following the Separation Date, payable in accordance with the Company’s normal payroll practices beginning on the first payroll date following the expiration of the revocation period under the General Release, (ii) any unpaid Annual Bonus to which you would have become entitled for any fiscal year of the Company that ends on or before the date of termination had you remained employed through the payment date, payable in the form and at the time bonuses are paid to the Company’s executive officers generally for such year, with the actual payment date determined by the Company in its sole discretion, and (iii) a period of twelve (12) months following the Separation Date to exercise all of your vested (as of the Separation Date) stock options of the Company then outstanding (but in no event beyond the normal expiration date for such stock options). Notwithstanding the foregoing, if the payments described in this Section 12(b) are subject to Section 409A (as defined in Section 16) and the timing of your execution and delivery of the General Release could affect the calendar year in which any amount of such payment is made because the Separation Date occurred toward the end of a calendar year, then no portion of the payments in this Section 12(b) shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs.

(c)          In the event of the termination of your employment by the Company without Cause or your resignation for Good Reason within twelve (12) months following a Change of Control (as defined in the Plan), all of the outstanding unvested options subject to your Option Award and all outstanding and unvested restricted stock units subject to your Stock Award shall immediately and automatically vest as of the Separation Date.

(d)          For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with your duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its subsidiaries material public disgrace, disrepute or economic harm, (iv) the repeated failure to perform duties as reasonably directed by the Board and/or the Chief Executive Officer, (v) gross negligence or willful misconduct with respect to the Company or its affiliates or in the performance of the your duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its subsidiaries or any of their affiliates, (vii) violation or breach of any provision of the Confidentiality Agreement or any material term of this Agreement; (viii) material violation of any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s or the Chief Executive Officer’s satisfaction within fifteen (15) days after written notice thereof to you, or any other breach of this Agreement or any other agreement between you and the Company or any of its subsidiaries which, if curable, is not cured to the Board’s or the Chief Executive Officer’s satisfaction within fifteen (15) days after written notice thereof to you or (ix) your failure to relocate to the Los Angeles, California area by January 31, 2017 as set forth herein.

(e)          For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to you of duties materially inconsistent with your position as set forth in Section 1 of this Agreement, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by you if prior thereto you have not exercised your right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after your written notice thereof to the Company, and (z) shall not constitute “Good Reason” if you shall have consented to the performance thereof, (ii) the Company requiring you, without your prior consent, to be permanently based at any office located more than thirty (30) miles from the Company’s California headquarters, excluding travel reasonably required in the performance of your duties hereunder and travel consistent with your activities prior to the Commencement Date or (iii) without your prior written consent, (x) a more than 20% reduction by the Company in your Base Salary as in effect immediately prior to such reduction while (y) similarly-situated executive officers do not also suffer a commensurate reduction.

(f)          Notwithstanding anything to the contrary in this Agreement, as a condition precedent to any obligation of the Company to make payments to you or accelerate the vesting of unvested equity awards pursuant to Sections 12(b), 12(c) or 13 (to the extent the amounts under Section 13 are paid in connection with termination of employment without Cause or for Good Reason as provided in Section 13), you shall be required to deliver to the Company a valid, executed General Release in a form provided by the Company, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to you by applicable law. The Company shall provide you with the General Release on or prior to the Separation Date, and you must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which you will forfeit all rights to any payments or accelerated vesting described in Sections 12(b), 12(c) and/or 13, as applicable.

(g)          Notwithstanding anything to the contrary in this Agreement, in the event of your breach of any of the promises, covenants or agreements contained in the Confidentiality Agreement, the Company shall be entitled to withhold or recover all but $1,000 of the amounts paid or payable to you pursuant to Sections 12(b), 12(c) and/or 13 (as applicable), which remaining amount shall constitute sufficient and adequate consideration for your promises, covenants and agreements in the General Release. Notwithstanding the foregoing, you agree that this Section 12(g) is not the exclusive remedy for your breach of any of the provisions of this Agreement or the Confidentiality Agreement, and nothing in this Section 12(g) shall prejudice the Company’s rights or available remedies for such breach in any court of law or equity of competent jurisdiction notwithstanding the withholding and recovery of payments contemplated hereby.

13.         Change of Control Bonus. In the event of a Change of Control during the Employment Period, you shall be entitled to a one-time lump-sum cash bonus in an amount up to two (2) times your Base Salary then in effect, payable after the earlier to occur of (i) the date that is six (6) months following the effective date of such Change of Control if you are continuously employed by the Company (or its successor) through such date and (ii) subject to your timely execution and delivery, and non-revocation, of a General Release, the date of your termination of employment by the Company (or its successor) without Cause or by you for Good Reason; provided that, in each case, the amount of such bonus shall be reduced dollar for dollar by any cash incentive compensation that Mr. Severson receives in connection with such Change of Control or during the six (6) month period thereafter, and by any cash amounts received in respect of any equity in connection with such Change of Control or during such six (6) month period thereafter (as calculated in accordance with this Section 13, the “Transaction Bonus”). If you voluntarily terminate employment with the Company prior to the payment date of your Transaction Bonus (if payable), then you shall have no entitlement thereto, and you will forfeit the Transaction Bonus in full.

14.         Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company or any of its subsidiaries shall be subject to such recovery or deductions as may be required under any law, government regulation, stock exchange listing requirement or policy adopted by the Board (as amended from time to time) or as determined by the Board pursuant to such law, government regulation, stock exchange listing requirement or Board policy.

15.         Indemnification. You will be entitled to indemnification by the Company on terms that are the same or substantially similar to those applicable to other similarly-situated executives of the Company pursuant to the Company’s standard form of indemnification agreement.

16.         Section 409A.

(a)          It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, rules and other guidance promulgated thereunder (“Section 409A”) to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on you under Section 409A or any damages for failing to comply with Section 409A.

(b)          If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any payment pursuant to Section 12(b) or 13 until the earlier of (A) the date which is six (6) months after your separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of your death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to you upon or in the six (6) month period following your separation from service that are not so paid by reason of this Section 16(b) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after your separation from service (provided that in the event of your death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of your death).

(c)          Any reimbursement payment or in-kind benefit due to you pursuant to Section 10, to the extent that such reimbursements or in-kind benefits are taxable to you, shall be paid on or before the last day of your taxable year following the taxable year in which the related expense was incurred. You agree to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 10 are not subject to liquidation or exchange for another benefit and the amount of such benefits that you receive in one taxable year shall not affect the amount of such reimbursements or benefits that you receive in any other taxable year.

(d)          For purposes of Section 409A, your right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

17.         Special Change of Control Bonus Plan. You previously entered into a Special Change of Control Bonus Plan agreement with Emerging Markets Communications, LLC dated June 13, 2016 (a signed copy is attached hereto as Attachment C) (the “EMC COC Bonus Plan Agreement”) pursuant to which you are to receive $750,000 upon remaining employed by the Company for a period of six months following July 27, 2016. The EMC COC Bonus Plan Agreement is hereby amended such that the Company shall pay such bonus prior to December 31, 2016 if you remain continuously employed by the Company through December 15, 2016.

18.         Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

19.         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law provisions or principles thereof.

20.         Arbitration. Any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Company shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. You shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

21.         Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

22.         Survival. Sections 12 through 28 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

23.         Waiver. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

24.         Successors and Assigns. This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty or duty of this Agreement may be assigned by you without the prior written consent of the Company.

25.         Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Los Angeles, CA 90292

Attention: Stephen Ballas, General Counsel

Email: stephen.ballas@geemedia.com

If to you: To the address most recently on file in the payroll records of the Company.

26.         Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You agree and acknowledge that you have read and understand this Agreement, you are entering into it freely and voluntarily, and you have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

27.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

28.         Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding between the Company and you relating to the subject matter herein and supersedes all prior agreements with the Company and any of its subsidiaries (including, without limitation, the Non-Binding Term Sheet relating to your employment in this new position as well as any employment or other agreements to which you were a party with Emerging Markets Communications, LLC or its affiliates, which employment and other agreements are hereby terminated), whether written or oral, that directly or indirectly bear upon the subject matter hereof; provided, however, that your EMC CIC Bonus Agreement shall survive in accordance with its terms. No modification of or amendment to this Agreement, nor any waiver or any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Confidentiality Agreement and returning them to the undersigned. Your employment on the terms outlined herein is also contingent upon your starting the new position with the Company on or before the Commencement Date.

Very truly yours,

Global Eagle Entertainment Inc.

By:	/s/ Zant Chapelo

Printed Name:	Zant Chapelo

Title:	SVP Global Human Resources

I have read and accept this employment offer:

/s/ Tom Severson
Tom Severson

Attachments

Attachment A: Initial Duties and Responsibilities

Attachment B: Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation

Attachment C: Special Change of Control Bonus Plan

Signature Page to Employment Agreement

Attachment A

INITIAL DUTIES AND RESPONSIBILITIES

•	Top executive responsible for assisting in oversight of global financial strategy and organization.

•	Work with senior executives to establish financial and strategic goals for the Company, and financial, capital raising and investing strategies to meet specific business objectives and legal, regulatory and securities reporting requirements.

•	Responsibilities include establishing long-range financial planning and policies and sound accounting practices and procedures and strengthening the Company’s relationship with the financial and shareholder communities.

•	Assists with all aspects of financial planning and reporting, including the controller function, financial planning and analysis function, internal audit function, financial accounting and reporting, treasury, and tax on a global basis to ensure compliance with financial reporting standards, shareholder requirements and regulatory requirements.

•	Operational efforts as requested by the Chief Executive Officer, M&A transaction execution, capital fundraising efforts including management of banking relationships and other strategic negotiations as determined from time to time by the Chief Executive Officer.

A-1

Attachment B

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING

CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. (“Global Eagle”) and my receipt of the salary and other compensation to be paid to me by Global Eagle I, the undersigned employee, do hereby agree to the following (this “Confidentiality Agreement”):

1.  PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS

Global Eagle is an electronics, communications, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing mobility broadband internet, video and voice services (the “Business”).

The success of Global Eagle along with its subsidiaries, affiliates, successors and assigns (including, for the avoidance of doubt, Emerging Markets Communications, LLC and its affiliates, the “Company Group”) depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in the Business or in which it contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of the Company Group, whether or not such information is identified as confidential or proprietary information by the Company Group.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.           PREVIOUS EMPLOYMENT

I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any.

B.           PROPRIETARY INFORMATION

I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. Except in connection with the performance of my duties and responsibilities as provided for in the Employment Agreement between the parties hereto, dated as of the date hereto (the “Employment Agreement”) and to which this Confidentiality Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of the Board of Directors or Chief Executive Officer of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Confidentiality Agreement shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i).

C.           COPYRIGHT & MASK WORKS

All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group.

D.           INVENTIONS

With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by the Company Group (hereinafter referred to as “Inventions”) shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives (“Company Group Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Company Group all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)          Communicate to Global Eagle any facts known by me respecting the Inventions;

(b)          do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)          generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An "EXEMPT" invention is one which:

(a)          was developed entirely on my own time without using Company Group equipment, supplies, facilities, or trade secret information;

(b)          does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(c)          does not result from any work performed by me for the Company Group.

Inventions which I consider to be "EXEMPT" but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Confidentiality Agreement. If I have not attached any such sheet, and it is not countersigned by the Company, then I acknowledge that there are no such inventions.

2. NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle. I acknowledge and agree that Global Eagle and the Company Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

During the period of my employment and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), I will not, without Global Eagle’s prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group, any employee of any member of the Company Group.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Confidentiality Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Confidentiality Agreement is deemed modified to the extent necessary to permit this Confidentiality Agreement to be enforced in any such proceedings. I further agree that if there is a breach or threatened breach of the provisions of the non-solicitation provisions of this Section 2, Global Eagle and its subsidiaries and affiliates shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Employment Agreement (including, but not limited to, the withholding or recovery of amounts paid under Section 12 or 13 of the Employment Agreement). Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach. I acknowledge that in the event I breach the terms of this Confidentiality Agreement, Global Eagle will seek an injunction to enforce the terms of this Confidentiality Agreement.

3. ARBITRATION

Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or this Confidentiality Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Global Eagle shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs. Notwithstanding and in addition to the foregoing, Global Eagle may seek injunctive or equitable relief to enforce the terms of this Confidentiality Agreement in any court of competent jurisdiction.

4. GENERAL PROVISIONS

A.           This Confidentiality Agreement will be governed by the laws of the State of California.

B.           Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Confidentiality Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Confidentiality Agreement shall remain in full force and effect. This Confidentiality Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Confidentiality Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.           The provisions of this Confidentiality Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Confidentiality Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

D.           I have had the opportunity to review this Confidentiality Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Confidentiality Agreement prior to my execution of this Confidentiality Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Confidentiality Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

[signature page follows]

I have read, and I understand and agree to comply with, all terms above without any reservation whatsoever.

Tom Severson

Signature:	/s/ Tom Severson	Date: August 25, 2016

Global Eagle Entertainment Inc.

By:	/s/ Zant Chapelo

Name:	Zant Chapelo

Title:	SVP Global Human Resources

Attachment C

SPECIAL CHANGE OF CONTROL BONUS PLAN

This SPECIAL CHANGE OF CONTROL BONUS PLAN (the “Agreement”) entered into as of June 13 2016 (the “Agreement Date”), by and between Emerging Markets Communications, LLC (the “Company”), a Delaware limited liability company located at 3044 North Commerce Parkway Miramar, FL 33025 USA, and Thomas Eugene Severson Jr. (“Participant”) residing at 3301 Ne 1st Avenue Unite #2706 Miami, FL 33137 a key employee of the Company or a Related Company (as defined in Section II 1.1(A) below).

BACKGROUND

1. The purpose of this Agreement is to reflect a special change of control bonus compensation arrangements between the Company and the Participant.

2. As of the Agreement Date, the Company contemplates a Change of Control (from this point forward as defined below) transaction to be closed with Global Eagle Entertainment Inc. (“GEE”).

The Company and the Participant, each intending to be legally bound hereby, agree as follows:

I. BONUS DESCRIPTIONS, CONDITIONS, AND AMOUNTS

1. The Company and Participant acknowledge and agree that the Change of Control bonus plan described in this Agreement shall take effect upon only upon the closing of a GEE change in control subject to the following:

(a) GEE Change of Control Bonus: The Participant will be eligible for a Change of Control Bonus in the gross amount of $750,000.00 - (US Dollars seven hundred and fifty thousand) (“GEE Change of Control Bonus”) payable upon the following four conditions, and subject to Paragraph 1.1 (b) below:

1. The GEE Change of Control is closed on or before October 31st, 2016 (“Target Closing Date”);

2. The Participant shall remain in the Company’s employ (or the GEE Change of Control successor company’s employ) for a period of six months (“Transition Period”) following the GEE Change of Control;

3. The Participant shall deliver to the Company, upon the conclusion of the Transition Period, a valid, executed Release Agreement in the form attached as Exhibit A (the “Release Agreement”); and

4. The GEE Change of Control Bonus shall be paid in conjunction with the first Company payroll following the conclusion of the Transition Period.

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This Agreement and the GEE Change of Control Bonus plan shall terminate if the GEE Change of Control does not occur by the Target Closing Date.

(b) Bonus Amount Caveat The GEE Change of Control Bonus amount has been calculated based on the GEE Change of Control transaction structure contemplated as of the Agreement Date. The Company Board of Directors reserves the right, in its sole discretion, to re-calculate the GEE Change of Control Bonus amount if the GEE Change in Control transaction is closed under a different transaction structure than contemplated as of the Agreement Date.

The Company will provide Participant with prior written notice of any recalculation of the GEE Change of Control Bonus amount.

1.1 Payment Event Definitions and Employment Conditions The following Change of Control definition and employment conditions shall apply to Participant’s GEE Change of Control Bonus entitlement and eligibility under this Agreement:

(a)	Change of Control A qualifying Change in Control under this Agreement is defined as:

the consummation of any merger or consolidation of the Company with or into GEE or a GEE affiliate, or any sale of all or substantially all of the ownership interests or assets of the Company and its subsidiaries to GEE or a GEE affiliate taken as a whole (other than a transaction following which the holders of the outstanding membership interests of the Company prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity).

(b)	Employment Conditions

(1) Change of Control Employment Status Participant must be employed by the Company at (i) the moment of closing of the GEE Change of Control; and (ii) during the full Transition Period as a condition for receiving payment of the GEE Change of Control Bonus and Transition Period salary, subject to (2) below.

(2) Early Termination without Cause Subject to Participant’s execution and delivery of a valid Release Agreement in accordance with this Agreement, Participant will receive the GEE Change of Control Bonus plus the balance of his/her Transition Period salary if Participant is terminated without Cause during the Transition Period. The Transition Period salary shall be paid as part of the Company’s normal payroll process during the Transition Period. The GEE Change of Control Bonus shall be paid under this sub-section (b) in conjunction with the first Company payroll following the conclusion of the Transition Period. For the avoidance of doubt, this Paragraph 1.1(b)(2) provides the only exception to the employment status requirements described in Paragraph 1.1(b) (1) above for payment of the GEE Change of Control Bonus and the Transition Period salary.

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(3) Termination for Cause: Participant shall forfeit his/her entitlement to the GEE Change of Control Bonus and Transition Period salary described in this Agreement if the Company terminates Participant for Cause at any time before the GEE Change of Control Bonus is paid, or during the Transition Period. The term “Cause” means a termination of the Participant’s employment by the Company for any of the following reasons: (i) Participant’s demonstrated negligence or ineptitude in the performance of employment duties; (ii) Participant’s misconduct against the Company by the Participant; (iii) indictment of the Participant for a crime against the Company; (iv) a material violation of any written policy or procedure of the Company including ethics guidelines adopted from time to time by the Company Board of Directors; and/or (v) a material violation of the Company’s confidentiality restrictions for Proprietary Information (as defined below in Section II, Paragraph 1.3 below).

(4) Resignation Participant shall forfeit his/her entitlement to the GEE Change of Control Bonus if Participant resigns from the Company at any time before the GEE Change of Control Bonus is paid, or during the Transition Period. Participant shall additionally forfeit his/her entitlement to Transition Period salary if Participant resigns from the Company at any time before the GEE Change of Control Bonus is paid, to include during the Transition Period.

II. RESTRICTIVE COVENANTS

1.1	Non-competition; Non-solicitation; Non-Disparagement; Confidentiality

(A) Non-competition; Non-solicitation; Non-Disparagement For so long as (1) Participant is employed by the Company or any Company, successor, predecessor, parent, subsidiary or affiliate (individually and collectively, a “Related Company”); and (2) as consideration for the GEE Change of Control Bonus granted in this Agreement, the Participant shall not, directly or indirectly, for two years after termination of employment with a Related Company, for any reason:

a.	Become employed by, own, operate, manage, direct, invest in, or otherwise, directly or indirectly, engage in, or be employed by any person, firm, corporation or other entity which engages in a business similar to the "Company Business" as that term is defined in this Agreement, worldwide; provided, that nothing in this section will prohibit the Participant from being an owner of less than five percent (5%) in the aggregate of any class of capital stock or equity of any Person if such stock or equity is publicly traded and listed on any national or regional stock exchange;

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b.	Solicit, induce or attempt to induce any employee, director, officer or individual retained as an independent contractor of any Related Company to terminate his or her employment or contracting relationship with such entity, or to become an employee or independent contractor of any other Person, or hire or cause to be hired any such director, officer, employee or independent contractor;

c.	Solicit, induce or attempt to induce any Customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such Customer, supplier or other business relation and such entity; or

d.	Engage in any disparaging communication regarding any Related Company or the activities, products or services of any Related Company with any Customer or prospective Customer of any Related Company.

(B) Confidentiality For so long as (1) Participant is employed by the Company or any Related Company and (2) after termination of this Agreement for any reason, Participant shall not (i) use or disclose, directly or indirectly, the Company’s Proprietary Information (as defined below) for his/her own personal benefit and/or; (ii) use or disclose, directly or indirectly, the Company’s Proprietary Information (as defined below) to compete in the Company Business with any Related Company individually or on behalf of a competitor. This restriction shall apply for as long as any Proprietary Information qualifies as a trade secret under Florida law.

1.2 Enforcement The Participant acknowledges that the restrictions and duration of the obligations set forth in in Section II 1.1 above are reasonable and no broader than necessary to protect the legitimate business interests of the Related Companies and the goodwill thereof and do not and will not impose an unreasonable burden upon the Participant. The Company and the Participant agree that if, at the time of enforcement of Section II 1.1 above, a court holds that any restriction stated in any such section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the otherwise-applicable period, scope or area. The Participant agrees that money damages would be an inadequate remedy for any breach of Section II 1.1 above. Therefore, in the event of a breach or threatened breach of Section II 1.1 above, any Related Company, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The provisions of Section II 1.1 above are intended to be for the benefit of each Related Company, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and of this Agreement generally.

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1.3 Definitions

“Company Business” means the business of providing satellite communications services or MPLS/Terrestrial services or any alternative to governments, non-governmental organizations, multinational corporations, communications carriers and other commercial customers (including, but not limited to, in the oil and gas, maritime, yachting, aviation, and cruise, and mining sectors) in geographic markets where the Company offers, has or had plans to offer (and in connection with such plans, has made a material investment or incurred material costs and expenditures and has not formally abandoned such plans), or has offered, such services.

“Customer” means any Person who: (a) purchased products or services from the Company or any Related Company prior to or during the Participant’s period of employment; or (b) was called upon or solicited by the Company or any Related Company or any of their predecessors prior to or during the Participant’s period of employment if the Participant had direct or indirect contact with such Person as an employee of the Company or any Related Company or learned or became aware of such Person during his employment with the Company or any Related Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means any Company (or Related Company) information that qualifies as trade secrets under Florida. For the avoidance of doubt, trade secret shall have the following meaning under this Agreement:

Information that (1) derives independent economic value, actual or potential, from not being publicly available; (2) is not readily ascertainable via proper means by third parties who would obtain economic value from its disclosure or use; and (3) which is explicitly protected by the owner to maintain its secrecy.

1.4 Existing Restrictive Covenants. Nothing in this Agreement shall cancel, amend, reduce, terminate, or otherwise supersede any prior and/or existing restrictive covenants signed by the Participant as a condition of employment with the Company, or as a condition of participating in a Related Company incentive equity program.

III. GENERAL PROVISIONS

1.1 Standard of Review: The Participant’s GEE Change of Control Bonus and other entitlements and eligibility under this Agreement shall be solely decided by the Company and its Board of Directors, and such decision shall be final, binding and conclusive.

1.2 Governing Law This Agreement shall be governed and construed in accordance with the laws of Florida, excluding Florida’s choice-of-law principles, and all claims relating to or arising out of this contract, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of Florida excluding Florida’s choice-of-law principles. Both parties hereby agree to submit to the exclusive jurisdiction and venue of the Federal and state courts located in Broward County, Florida. The prevailing party in any dispute arising under, or connected to, this Agreement shall be awarded its reasonable attorney’s fees and costs (to include those attorney’s fees and costs incurred in all appeals) as part of its legal and/or equitable recovery. The parties hereby waive any right to trial by jury with respect of any litigation based on this Agreement.

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1.3 Taxes Any bonus payment made under this Agreement is subject to withholding of all applicable foreign, federal, state, or local withholding and payroll taxes.

1.4 Assignment; Succession The Participant shall not have the right to sell, assign, transfer, (in whole or in part), the entitlement or right to receive any bonus package payment under this Agreement. However, bonus benefits earned in full compliance with the terms and conditions of this Agreement shall be payable to the Participant’s estate upon presentation of legally adequate proof of lawful succession from the jurisdiction governing and administering Participant’s estate

1.5 Entire Agreement; Other Provisions; Incorporation of Recitals; Survival of Restrictive Covenants This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect to the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof. However, this Agreement shall not cancel, amend, terminate, or otherwise supersede any prior and/or existing agreements signed by the Participant as a condition of employment with the Company or as a condition of participating in a Related Company incentive equity program. This Agreement may not be amended, supplemented or waived, in whole or in part, except by a written instrument executed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon. The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement. The “Background” paragraphs above are incorporated into this Agreement by reference. The Section II Restrictive Covenants shall survive the termination of this Agreement for any reason.

1.6 Binding Agreement The terms and conditions of this Agreement shall be binding upon the estate, heirs, beneficiaries and other representatives of the Participant to the same extent that such terms and conditions are binding upon the Participant.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

Emerging Market Communications, LLC

By:	/s/ Abel Avellen
Name:	Abel Avellen
Title:	CEO

Date:	6-13-16

The undersigned Participant hereby acknowledges receipt of a copy of the foregoing SPECIAL CHANGE OF CONTROL BONUS PLAN, and having read it, hereby signifies his/her understanding of, and his/her agreement with, its terms and conditions. The Participant hereby accepts this SPECIAL CHANGE OF CONTROL BONUS PLAN, in full satisfaction of any previous commitments made to him/her by the Company with respect to the GEE Change of Control Bonus, either earned or unearned, as of the Agreement Date.

/s/ Thomas Eugene Severson Jr.	June 13, 2016
Thomas Eugene Severson Jr.	(Date)

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Exhibit A: Release Agreement

RELEASE AGREEMENT

This Release Agreement (this “Release”) is entered into as of 6/13/2016 by and among EMC Intermediate, LLC (the “Company”) and Thomas Euguene Severson Jr. (the “Participant”).

RECITALS

WHEREAS, Global Eagle Entertainment, Inc. (“Buyer”) and EMC Acquisition Holdings, LLC (“Holdings”) are party to that certain Interest Purchase Agreement dated 09 May 2016 (the “Purchase Agreement”), pursuant to which Holdings sold to Buyer, and Buyer purchased from Holdings, the Company;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the Participant’s continued employment with the Company during a transition period following the closing of the transactions contemplated by the Purchase Agreement, Participant will receive a bonus in the gross amount of $750,000.00 (the “GEE Change of Control Bonus”); and

WHEREAS, the execution and delivery of this Release by Participant is a condition precedent to Participant’s receipt of the GEE Change of Control Bonus.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and conditions set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.          Release. The Participant, on behalf of himself and his Affiliates, personal representatives of Participant’s trust or estate in the event of the Participant’s death or disability, successors and assigns (in each case, as applicable) (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, Holdings, the Company and each of their respective predecessors, successors, and past or present Affiliates, stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the date hereof, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, any promise of and/or award of bonus or other payments payable in connection with a Change of Control described in any offer letter, employment agreement, bonus or incentive compensation agreement, equity grant agreement, stock option agreement and Class B Share Agreement, except for any compensation due under the GEE Change of Control Bonus and/or the Change of Control Restructuring Bonus Plan and/or the Key Employee Restructuring Retention Plan (as applicable), and hereby irrevocably agrees to refrain from directly or indirectly asserting, assisting or otherwise participating in any claim or demand or commencing (or causing to be commenced), assisting or otherwise participating in any action or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim except as required by law. As used herein, “Affiliate” shall mean, with respect to Buyer, Holdings, the Company or Participant, any Person controlled by Buyer, Holdings, the Company or Participant, as applicable, as of the date hereof. Each Releasor also agrees that, if it violates this Release by suing with respect to any Released Claim, or otherwise making any Released Claim against, any Released Party, then such Releasor will pay all costs and expenses of defending against the action or proceeding incurred by such Released Party, including reasonable attorney’s fees, expenses and costs.

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2.          No Assignment or Transfer of Claims. The Participant hereby represents and warrants to Holdings that no Releasor has made an assignment or transfer of any Released Claim.

3.          Acknowledgements and Agreements of Releasors. In signing this Release, each Releasor acknowledges and agrees that (a) this Release shall be effective as a bar to all Released Claims, (b) this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Released Claims) and those relating to any other Released Claims, and this waiver is an essential and material term of this Release, (c) Holdings, the Company, and/or any affiliate, subsidiary, successor, or assign of Holdings and/or the Company, would not have paid the GEE Change of Control Bonus, without the releases and waivers contained in this Release (including the waiver in clause (b) above), (d) if Releasor asserts any Released Claim seeking damages against any of the Released Parties, then this Release shall serve as a complete defense to such Released Claim, (e) neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed to be an admission by any Released Party or Releasor of any improper or unlawful conduct, and (f) Releasor may hereafter discover facts different from or in addition to those now known or believed to be true regarding the subject matter of this Release, and this Release shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

4.          Further Acknowledgements and Agreements of Releasor. In connection with signing this Release, the Participant acknowledges, understands and agrees that the Participant has (a) carefully read and fully understands all of the provisions of this Release, and has had the opportunity to consult with an attorney of the Participant’s choice prior to executing this Release concerning its meaning and application, (b) knowingly and voluntarily agrees to all of the terms of this Release, (c) knowingly and voluntarily intends to be legally bound by the terms of this Release, and (d) agrees that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of Holdings, the Participant and the Company.

5.          General Provisions.

a.           This Release sets forth the entire understanding of the parties as to the Releasors’ release of Released Claims and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to that subject matter. No amendment, modification or termination of any provision of this Release shall be effective unless signed in writing by Holdings, the Participant and the Company. No failure or delay on the part of Holdings, the Participant or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

b.           This Release may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Release. All representations and warranties contained herein shall survive the execution and delivery of this Release.

c.           The rights and obligations of the Participant under this Release may not be assigned to any other Person. Each of the Company and Holdings may assign its rights and obligations hereunder to its successor by operation of law or to an acquirer of all or substantially all of its assets. This Release shall be binding upon, and inure to the benefit of, each of the Releasors and the Released Parties.

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d.           EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(d).

e.           All matters relating to the interpretation, construction, validity and enforcement of this Release shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Florida. Any legal suit, action or proceeding brought by any party or any of its Affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court in Broward County, Florida, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

f.            The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Release.

g.           Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this Release will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Release.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date first written above.

PARTICIPANT

/s/ Thomas Eugene Severson Jr.
Thomas Eugene Severson Jr.

COMPANY:

EMC INTERMEDIATE, LLC

By:	/s/ Abel Avellen
Name:
Title:

Personal & Confidential	Page 11 of 11	Initials: _____ / _____